EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 3, 2008, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Cohen & Steers Value Equity and Income Portfolio 2008-4 and Closed-End Strategy:
Cohen & Steers Covered Call Income Portfolio 2008-4 (included in Van Kampen Unit Trusts, Series 811) as of October 3, 2008, contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-153523) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
October 3, 2008